Exhibit 10.2

EMPLOYMENT AGREEMENT

Employment Agreement, between TOMI Environmental Solutions, Inc. (“TOMI” or “Company”) and Robert Wotczak (“you” or “Employee”). TOMI is delighted to offer you a position as TOMI’s President. The President will provide excellent leadership and develop plans and strategies for developing business and achieving the Company’s mission. You will work in collaboration with TOMI staff, external partners, and the Board of Directors (“Board”) in order to enhance Company values and goals, and ensure the organization of Company day to day activities for policies and procedures to run in an effective and efficient manner. You will report to the Board and the Chief Executive Officer (“CEO”). In addition, the President will manage in accordance with current Standard Operating Procedures, Good Manufacturing Practices, Environmental Protection Agency marketing requirements, and all Company policies and safety regulations.

Duties and Responsibilities include but are not limited to:

Create a culture of success and ongoing business and goal achievements;
Work closely with the CEO, Board, and Executive staff to ensure the Company’s mission, vision, and goals;
Ensure that the Board is well constituted and properly trained to provide effective oversight and governance;
Cultivate and sustain a productive and mutually supportive relationship with the Board and assist in the identification and recruitment of new board member as needed;
Communicate the mission, vision, and goals effectively and ensure that they continuously serve as a guide for the Company;
Ensure adoption of and adherence to appropriate ethical values and standards in all TOMI activities, maintain and continue to develop culture of collaboration and transparency, and reputation of integrity;
Define and oversee staff compensation and incentive programs that motivate TOMI employees to reach their potential;
Recruit, hire, and oversee high-quality executives and staff and support and guide their professional development;
Put in place infrastructure and systems to support the success of the Company;
Oversee all plans, policies, practices, strategies and procedures toward achievement of corporate sales objectives and to create an effective and efficient Company;
Provide inspirational leadership and direction to staff and executives;
Ensure organizational strategy and priorities are aligned with TOMI’s objectives, and establish effective decision-making processes that will enable TOMI staff and executives to achieve the Company’s long and short term goals and objectives;
Refine and implement strategic business plans;
Guide and support the continued success of existing procedures and policies and the development of new ones, including development of models to ensure the financial stability of the Company;
Travel for in-person meetings with customers, investors, partners and develop key relationships;
Manage and implement TOMI’s Capital Markets and IR strategy;
Coordinate Company resources to ensure efficiency,

Work with the Chief Financial Officer and develop and implement financial accounting systems to ensure proper administration of TOMI’s annual budget, including managing revenues and expenditures including internal controls;
Work with the Chief Regulatory & Compliance Officer to ensure TOMI complies with all legal and financial requirements and standards and is protected against legal liabilities;
Develop investor relationships to accommodate the goals of the Company;
Provide leadership in the public domain and serve as an effective spokesperson for the Company;
Build and maintain strong relationship with government agencies, business interests, environmental and healthcare organizations and work collaboratively in support of market-based actions;
Create and execute a diversified plan to secure revenue from new and existing sources to support the growth and long-term financial health of TOMI;
Represent and promote TOMI externally to appropriate stakeholders to foster partnership opportunities and enhance visibility; and
Assist the CEO in all matters.

The Employee’s duties may be reasonably modified at the Company’s discretion from time to time.

Term of Employment.

Subject to the provisions for termination set forth below this agreement will begin on February 1, 2016, unless sooner terminated.

Base Salary.

The Company shall pay you a salary of $240,000. per annum paid bi-weekly on the 1st and 15th of every month for the services listed above. Employee is entitled to participate in TOMI’s future stock plan and 401K after meeting the above mentioned responsibilities for a time period that satisfies the Company.

Sign on Bonus. 150,000 shares of TOMI restricted (144) stock.

Performance Bonus.

Provided you meet the achievement of pre-agreed performance objectives; you will be entitled to an annual raise:

●	Options. Annual grants of up to 250,000 Stock Options at market price from the Company’s Stock Option Plan.

Stock Grants - additional shares of TOMI stock may be granted on an annual basis at TOMI’s discretion based on level of overachievement of performance objectives.

Provided you meet the achievement of your objective as President for TOMI, you will be entitled to an annual raise and/or a bonus for meeting or beating performance objectives.

Transportation.

The Company will pay $750.00 per month for purchase or lease of an automotive vehicle of employee’s choice.  This can be paid directly to the employee or to the automotive or leasing company.

Health Insurance.

Until such time as TOMI has its own health insurance offering, TOMI will contribute to COBRA insurance for Employee at a rate of 80% toward the cost of an individual plan (Medical, Dental and Eye) and continue to contribute 80% of the plan cost until such time Company has its own health insurance offering.  TOMI is actively pursuing a corporate health plan.

Business Expenses.

The Company will provide you with a corporate credit card for all necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally accepted policies. Employee shall review the Employee Handbook for its Travel and Expense Policy and other detailed policies and procedures relating to business expenses.

In addition, Company will provide Employee with a laptop and cell phone.  Employee shall review the Employee Handbook for detailed policies relating to the use of Company technology.

Vacation.

You shall be entitled to a fourteen (14 days) paid vacation and seven (7 days) sick/personal time paid off.  Employee shall give advanced notice when possible and follow other such procedures as described in the Company employee handbook.

Confidentiality of Proprietary Information.

Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity.  Should Employee reveal or threaten to reveal this information, TOMI shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including recovery of damages from the Employee.

Disability.

In the event that the Employee cannot perform the duties because of illness or incapacity for a period of more than 3 weeks, the compensation otherwise due during said illness or incapacity will be reduced by fifty (50) percent. The Employee’s full compensation will be reinstated upon return to work. However, if the Employee is absent from work for any reason for a continuous period of over a month, the Company may terminate the Employee’s employment, and the Company’s obligations under this agreement will cease on that date.

Change of Control.

In the event of a change in control of the company that results in termination of your position, you will be entitled to a lump sum payment of one year’s salary.  Additionally, all stock grants will be accelerated and all stock options granted pursuant will be fully vested.

Termination of Agreement.

While we look forward to a long and profitable relationship, you are an at-will employee of TOMI which means the employment relationship can be terminated by either of us for any reason, at any time.

Without cause, the Company may terminate this agreement at any time.  The Company requests, the Employee will continue to perform his/her duties and will be paid his/her regular salary up to the date of termination.

Without cause, the Employee may terminate employment upon fourteen (14) days’ written notice to the Company.  Employee may be required to perform his or her duties and will be paid the regular salary to date of termination but will not receive severance allowance.  Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee’s employment upon fourteen (14) days’ notice to the Employee should any of the following event occur:

(a) The sale of substantially all of the Company’s assets to a single purchaser or group of associated purchasers; (b) The sale, exchange, or other disposition, in one transaction of the majority of the Company’s outstanding corporate shares; (c) The Company’s decision to terminate its business and liquidate its assets; (d) The merger or consolidation of the Company with another company; or (e) Bankruptcy or chapter 11 reorganization.

Restriction of Post Employment Compensation.

For a period of three (3) years after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the Company (EPA approved hydrogen peroxide products), either by soliciting any of its accounts or by operating within Employer’s general trading area.  Employee’s current business is exempt from this.

Effect of Prior Agreements.

This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

Assistance in Litigation.

Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

Settlement by Arbitration.

Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association.  Judgment upon the award rendered may be entered in any court with jurisdiction.

Limited Effect of Waiver by Company.

Should Company waive breach of any provision of this agreement by the Employee, that waiver will  not operate or be construed as a waiver of further breach by the Employee.

Severability.

If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect.  If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be considered to be deemed reinstated as if this agreement had not been executed.

Assumption of Agreement by Company’s Successors and Assignees.

The Company’s rights and obligations under this agreement will inure to the benefit and be binding upon the Company’s successors and assignees.

Oral Modifications Not Binding.

This instrument is the entire agreement of the Company and the Employee.  Oral changes have no effect.      It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

Please indicate your acceptance of this offer by signing below and returning one copy to the Company.

Signed this 8th day of February, 2016.

/s/ Robert Wotczak
_________________________________
Signature of Employee

Robert Wotczak
_________________________________
Print Name: Mr. Robert Wotczak

/s/ Dr. Halden Shane
_________________________________
Dr. Halden Shane
CEO of TOMI Environmental Solutions, Inc.